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                                                                    EXHIBIT 99.2

The Board of Directors
  of AVEMCO Corporation
411 Aviation Way
Frederick, MD 21701

Dear Members of the Board of Directors:

     We hereby consent to the inclusion of our opinion date February 21, 1997 in the joint proxy statement/prospectus of AVEMCO Corporation and HCC Insurance Holdings, Inc. related to the Merger. In executing this consent, we do not admit or acknowledge that Alex, Brown & Sons Incorporated is within the class of persons whose consent is required by section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

                                            ALEX, BROWN & SONS INCORPORATED

                                            by:
                                             -----------------------------------
                                             Managing Director